Exhibit 99.1

Bespoke Extracts to Expand its Colorado Business and Capabilities with Acquisition of Best Day Ever

Acquisition will create a vertically integrated Colorado cannabis company, significantly accelerating Bespoke’s growth strategy

DENVER and ASPEN, Aug. 12, 2022 (GLOBE NEWSWIRE) -- Bespoke Extracts, Inc. (“Bespoke”) (OTCQB: BSPK) and Osiris, LLC doing business as Best Day Ever (“BDE”) today announced a definitive agreement for Bespoke to acquire the assets of BDE in an all-stock transaction. Through this transaction, Bespoke will accelerate its long-term growth strategy in the Colorado cannabis market by acquiring a high-quality and top tier cultivator and retailer with outstanding talent and highly complementary products and services.

“BDE grows the best natural cannabis in the state of Colorado- Period.  The Company is a leading cultivator with retail locations in Aspen and Glenwood Springs, Colorado.  When combined with Bespoke, Best Day Ever will allow us to accelerate our strategic Colorado growth plans,” said Michael Feinsod, Chairman and CEO, Bespoke Extracts. “We plan to assist BDE with the relocation of their Aspen dispensary to a larger, prime location and make investments in the BDE cultivation infrastructure.  Most importantly, the acquisition will provide new capabilities and increased depth in genetics and cultivation techniques and will allow us to leverage our combined expertise, talent, and integrated offerings across the state of Colorado.”

With this acquisition, Bespoke will benefit from the addition of BDE’s exceptional leadership team. Once the transaction closes, Michael Gurtman, founder of Best Day Ever, will join the senior leadership of Bespoke as Chief Cultivation Officer.  To leverage the strength of BDE’s brand, post-closing, parts of the combined business will be known as Best Day Ever, a division of Bespoke, and will be headed by Mr. Gurtman.  Mr. Gurtman will also join the Board of Directors of Bespoke once the transaction closes.

“At BDE our success comes from striving to outperform in all we do by exceeding expectations and providing the best quality cannabis in the state. Taking this step will make us even stronger and more effective in serving our customer’s needs,” said Mr. Gurtman. “The strategic decisions and focused investments that we have made over the last few years have positioned BDE for this exciting next chapter of our growth. I look forward to having our exceptional talent join the Bespoke family. We plan to do great things together because we are aligned with our cultural values of vision, quality, sustainability, and teamwork.”

“Together, post closing we will have two dispensaries (Aspen and Glenwood Springs), a 16,000 square foot cultivation center and, pending the closing of our WonderLeaf acquisition, an infused products facility in Denver, extending our reach into new industry areas and building even deeper relationships with the Colorado community” added Mr. Feinsod. “Michael Gurtman and I have known each other since the early days of regulated Colorado cannabis.  I look forward to welcoming the Best Day Ever team to Bespoke and to the fantastic opportunities for growth we will create together.”

Transaction Highlights

Upon closing, Bespoke will issue 125,000,000 shares of common stock in exchange for the assets of Osiris.  50 percent of these shares will be subject to a six-month lockup period and 50 percent will be subject to a twelve-month lockup period.  Bespoke has also agreed to assume up to $125,000 of equipment-based financing following the transaction.  Bespoke will also be entering into leases for the Aspen Dispensary, the Glenwood Cultivation Facility and the Glenwood Dispensary.

The transaction, which has been approved by the boards of directors of Bespoke and the members of BDE, is expected to close in the fourth calendar quarter of 2022 and is subject to customary closing conditions, including approvals from Colorado regulatory authorities.

About Bespoke Extracts, Inc.

Bespoke Extracts, Inc operates with the belief that quality craft cannabis and CBD products should be easily and conveniently accessible.  We intend to be a company known for quality, expertise and reliability, producing the highest quality products in the markets where we operate. Bespoke trades on the OTC market under the symbol BSPK. For more information, please visit https://bespokeextracts.com.

About Best Day Ever

At Best Day Ever every day is worthy of the EPIC Flag. Come visit us in Aspen at 520 E. Cooper on the second floor and experience the dispensary that everyone’s talking about. Our carefully curated shop boasts the best of the best in edibles, topicals, concentrates, CBD and course, has the BEST FLOWER EVER! Just ask a local. It’s all organic and grown locally right here in the valley. AND we have a proprietary technology that purifies our cannabis and guarantees that it’s absolutely contaminate free. Now that you know what we’re all about, what are you waiting for? Have the Best Day Ever.

Caution Regarding Forward-Looking Information

Matters discussed in this press release contain forward-looking statements. When used in this press release, the words “anticipate,” “believe,” “estimate,” “may,” “intend,” “expect” and similar expressions identify such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with our history of losses and our need to raise additional financing, the acceptance of our products in the marketplace, and our need to increase the size of our organization. Further information on the Company’s risk factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason except as may be required under applicable law.

Investor Contact:
Bespoke Extracts, Inc.
Michael Feinsod
michael@bespokeextracts.com